PURCHASE AGREEMENT

Dated as of December 18, 2003

Among

BOMBARDIER MOTOR CORPORATION OF AMERICA

BOMBARDIER NORDTRAC AB

BOMBARDIER NORDTRAC AS and

BOMBARDIER-NORDTRAC OY

as Sellers and Servicers

and

BOMBARDIER RECREATIONAL PRODUCTS INC.

as Seller and Parent Servicer

and

BRP RECEIVABLES FUNDING, LLC

as Purchaser

i

SCHEDULES

SCHEDULE I	-	Deposit Account(s)	Sch. I-1
SCHEDULE II	-	Addresses of Sellers, Purchaser and Servicers	Sch. II-1
SCHEDULE III	-	Approved Obligors	Sch. III-1

EXHIBITS
EXHIBIT A	-	Form of Promissory Note for Deferred Purchase Price	A-1
EXHIBIT B	-	Form of Notices to Obligors and Invoice Legends	B-1

ii

PURCHASE AGREEMENT

Dated as of December 18, 2003

BOMBARDIER MOTOR CORPORATION OF AMERICA, a Delaware corporation, as a Seller and a Servicer, BOMBARDIER NORDTRAC AB, a Swedish incorporated company, as a Seller and a Servicer, BOMBARDIER NORDTRAC AS, a Norwegian incorporated company, as a Seller and a Servicer, BOMBARDIER-NORDTRAC OY, a Finnish limited liability company, as a Seller and a Servicer, and BOMBARDIER RECREATIONAL PRODUCTS INC., a Canadian corporation, as a Seller and the Parent Servicer, and BRP RECEIVABLES FUNDING, LLC, a Delaware limited liability company (the “Purchaser”), agree as follows:

PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2) The Sellers have Receivables that they wish to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest, mortgage, pledge, assignment, hypothec, hypothecation, privilege, title retention or other charge or encumbrance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.’s base rate;

(b)  1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by

Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest  1/4 of one percent or, if there is no nearest  1/4 of one percent, to the next higher  1/4 of one percent; and

(c) the Federal Funds Rate.

“BCI” means Bombardier Capital Inc., a Massachusetts corporation.

“BCL” means Bombardier Capital Limited, a Quebec company.

“Bombardier Inc. Purchase Agreement” means the Purchase Agreement, dated December 2, 2003, between Bombardier Inc. and Bombardier Recreational Products Inc.

“Bombardier Motor” means Bombardier Motor Corporation of America, a Delaware corporation.

“Bombardier Nordtrac AB” means Bombardier Nordtrac AB, a Swedish incorporated company with the Swedish registration number 5563537413.

“Bombardier Nordtrac AS” means Bombardier Nordtrac AS, a Norwegian incorporated company with Norwegian registration number 974394197.

“Bombardier-Nordtrac Oy” means Bombardier-Nordtrac Oy, a Finnish limited liability company, Business Identity Code 0703296-1.

“Business Day” means any day on which banks are not authorized or required to close in New York City, New York, Montreal, Quebec or London, England.

“Canadian Dollars” means dollars in the lawful currency of Canada.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, in each case received after December 12, 2003 and all funds deemed to have been received by any Seller or any other Person as a Collection pursuant to Section 2.04.

“Contract” means a written agreement, invoice or purchase order between any Seller and an Obligor, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time (including, without limitation an account, instrument, installment sales contract, chattel paper or general intangible).

“Credit and Collection Policy” means those customary receivables credit and collection policies and practices of the applicable Seller in effect on the date of this Agreement as applied by such Seller in the ordinary course of its lawful business, as such policies and procedures are modified from time to time in compliance with this Agreement, it being acknowledged in the case of the Parent that such policies and procedures refer to corresponding policies and procedures of Bombardier Inc. as in effect on the date hereof.

“Debt Rating” has the meaning assigned to that term in the Sale Agreement.

“Defaulted Receivable” means a Receivable:

(i) as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such payment;

(ii) as to which the Obligor thereof (or any of the Obligor’s Affiliates obligated thereon or owning any Related Security in respect thereof) has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

(iii) which, consistent with the Credit and Collection Policy, would be written off the relevant Seller’s books as uncollectible within less than 91 days from the original due date for payment thereon.

“Deferred Purchase Price” means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date from a Seller other than Bombardier Motor exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash. The obligations of the Purchaser in respect of the Deferred Purchase Price shall be evidenced by the Purchaser’s subordinated promissory note in the form of Exhibit A hereto.

“Deposit Account” means a post office box administered by a Deposit Account Bank and/or an account maintained at a Deposit Account Bank, in each case as described in Schedule I.

“Deposit Account Bank” means any of the banks holding one or more Deposit Accounts.

“Diluted Receivable” means that portion (and only that portion) of any Receivable (a) which is reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by the relevant Seller to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by the relevant Seller which in any of the foregoing cases reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting solely from the financial inability to pay or insolvency of the Obligor of such Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction), (b) the maturity of which is extended more than once or for more than 30 days as permitted by Section 6.02(c), (c) which is, without duplication of the reductions or cancellations referred to in clause (a), subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof or any stay or defense arising solely as a result of applicable insolvency law affecting the Obligor) or (d) which is otherwise reduced by action or consent of the relevant Seller; provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

“Dilution” means, with respect to any Receivable, (a) the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, or returned merchandise or services or any cash discount, discount for quick payment or (b) other adjustment or setoff, except any adjustment or setoff resulting solely from the financial inability to pay or insolvency of the Obligor of such Receivable.

“Discount” means, in respect of each Purchase, [5]% of the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised prospectively by request of all of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by both of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

“Dollar Equivalent” means, as of any date, the amount obtained by applying the rate for converting currency into Dollars at the 10:00 a.m. U.S. Federal Reserve spot rate of exchange for that currency.

“Dollars” or “$” means dollars in the lawful currency of the United States.

“Eligible Receivable” means a Receivable:

(i) the Obligor of which has a billing address in the United States (including, without limitation, Puerto Rico), Canada, Finland, Norway or Sweden;

(ii) the Obligor of which is not an Affiliate of any of the Sellers;

(iii) which is not a Defaulted Receivable and the Obligor of which is not the Obligor of any Defaulted Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(iv) which, according to the Contract related thereto, is required to be paid in full either (A) within 90 days of the original billing date therefor or (B) with respect to Receivables originated by the Nordtrac Group, within not more than the lesser of (x) 180 days from the original billing date therefor and (y) the number of days from the original billing date related thereto to and including the first Business Day in the succeeding month of April;

(v) which is an obligation representing all or part of the sales price of merchandise or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vi) which (A) in the case of a Receivable originated by Bombardier Motor, is an “account” or “chattel paper” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the sale or assignment of such Receivable and (B) in the case of a Receivable originated by the Parent, is an “account” or “chattel paper” within the meaning of the PPSA;

(vii) which (A) in the case of a Receivable originated by Bombardier Motor is denominated and payable only in Dollars in the United States, (B) in the case of a Receivable originated by the Parent, is denominated and payable only in Dollars or Canadian Dollars in the United States or Canada and (C) in the case of a Receivable originated by the Nordtrac Group, is denominated in Swedish Kronor and payable only in Sweden, denominated in Norwegian Kroner and payable only in Norway or denominated in Euros and payable only in Finland;

(viii) which is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim other than Permitted Liens or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor), provided that if a specific dispute, offset, counterclaim or defense has been asserted in an amount less than the Outstanding Balance of such Receivable, the portion of such Receivable in excess of such asserted amount shall continue to be an Eligible Receivable (unless it fails to satisfy one of the other clauses of this definition of Eligible Receivable);

(ix) which, together with the invoice or purchase order related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

(x) which arises under a Contract which does not contain a legally enforceable provision requiring the Obligor under such Contract to consent to the transfer, sale or assignment of the right to payment thereunder unless a written consent of the Obligor has been obtained;

(xi) which was generated in the ordinary course of the relevant Seller’s business;

(xii) which, at the time of the transfer of such Receivable under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof except in accordance with Section 6.02(c) but nevertheless in all cases subject to being classified as a Diluted Receivable in accordance with the definition thereof;

(xiii) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xiv) which satisfies all applicable requirements of the Credit and Collection Policy;

(xv) as to which, at or prior to the later of the date of this Agreement and the date five Business Days before such Receivable is created, the Purchaser or its assignee has not notified the relevant Seller that such Receivable is no longer acceptable for purchase hereunder because (A) the relevant Obligor is in default under the terms of another financing arrangement with BCI or BCL, (B) the relevant Obligor has applied for credit from BCI or BCL for an equipment or inventory based financing arrangement and BCI or BCL has declined to provide such credit in accordance with BCI’s or BCL’s customary credit policies in effect at such time provided that this clause (B) shall not apply to (1) any refusal by BCI or BCL to increase the level of credit made available to an Obligor to which BCI or BCL is then already extending credit, (2) any determination by BCI or BCL not to extend credit for any snowgrooming equipment financing arrangement due to insufficient manufacturer recourse being offered to support such arrangement or (3) any Obligors specifically listed on Schedule III hereto, (C) such Obligor is party to one or more separate financing arrangements with BCI or BCL and is then in excess of the credit limit for such Obligor established by BCI or BCL for such Obligor in accordance with BCI’s or BCL’s customary credit policies in effect at such time, provided that an Obligor which is a Johnson/Evinrude dealer shall not be deemed to have exceeded such credit limit to the extent attributable to Receivables arising from the sale of parts, clothing and accessories, or (D) the relevant Obligor has been required to wind down or liquidate any separate financing arrangements with BCI or BCL, it being understood and agreed that from and after the time a Receivable is rendered ineligible by means of this clause (xv), all further receivables of such Obligor will be deemed to be Excluded Receivables;

(xvi) as to which the relevant Seller has satisfied and fully performed all obligations required to be fulfilled by it (as evidenced by an invoice or other statement) and the amount of such Receivable (as evidenced by said invoice or other statement) is not subject to any requirement that funds be reimbursed in the event of cancellation of the relevant Contract;

(xvii) the related invoice of which complies with Section 5.01(i)(iv) hereof to the extent applicable to such invoice;

(xviii) which is not a “restocking” charge, order cancellation fee or other fee (other than Finance Charges) charged to Obligors; and

(xix) which is not a Receivable of the type described in clauses (g)(iii) or (j) of the definition of Excluded Receivable (without taking into account the time periods referred to therein).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Euro” or “€” means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

“Event of Termination” has the meaning specified in Section 7.01.

“Excluded Receivable” means any of the following: (a) a receivable due to any Seller from any Person which, at the time such receivable is invoiced, is an Affiliate of any Seller; (b) a receivable due from an Obligor who, at the time such receivable arises, also sells goods and/or services to the relevant Seller, unless such Obligor has, at or prior to the time such receivable arises, waived in writing any right to setoff amounts due from the relevant Seller against such receivable due to such Seller; (c) a receivable which is payable in a currency other than Canadian Dollars, Dollars, Swedish Kronor, Norwegian Kroner or Euros; (d) a receivable which if it were a Receivable would be a Defaulted Receivable on the date of this Agreement; (e) a receivable which arises under a Contract which contains a provision prohibiting the transfer, sale or assignment of the relevant Seller’s right to receive payments thereunder or is subject to a statute, rule or regulation requiring the Obligor thereunder to consent to the transfer, sale or assignment of the rights of the relevant Seller to receive payments thereunder, unless consent to the sale contemplated hereby has been obtained; (f) any receivable containing a confidentiality provision which would restrict performance contemplated by this Agreement, where an appropriate consent or waiver thereunder has not been obtained; (g) any receivable owing (i) by the Federal Government of Canada or any federal agency or federal Crown corporation, (ii) by the Federal Government of the United States, unless the relevant Seller has, at its expense, to the Purchaser’s satisfaction, taken all steps to comply with the Federal Assignment of Claims Act of 1940, as amended, and any other applicable law necessary to effect the transfer of such receivable to the Purchaser and (iii) by any other Governmental Body, unless the relevant Seller, at its expense, has obtained, to the satisfaction of the Purchaser, all consents required by the terms of the relevant Contract with such Governmental Body (whether or not such consent requirement is enforceable) and otherwise complied with any applicable law necessary to effect the transfer of such receivable to the Purchaser hereunder so long as the relevant Seller can separately track and segregate such receivable with respect to consent and compliance requirements, provided that any such receivable originated after sixty (60) days from the date of this Agreement whether or not separately tracked and segregable shall be an Excluded Receivable; (h) any receivable under a Contract in respect of which a specific dispute has arisen as of the time of transfer; (i) in the case of any Receivable originated by the Parent or Bombardier Motor, the Obligor has a billing address outside the United States or Canada and the Receivable is payable in a currency other than Canadian Dollars or Dollars; (j) any receivable to the extent it is paid immediately against presentation of the relevant invoice by a charge against the Obligor’s credit card, so long as the Seller is able to separately track and segregate such receivable, provided that any such credit card receivable originated after ninety (90) days from the date of this Agreement, whether or not separately tracked and segregable, shall be an Excluded Receivable; (k) any receivable that is paid by deduction against a cash advance previously paid to the relevant Seller, (1) any Receivable of a member of the Nordtrac Group where the Obligor is a natural person, sole proprietorship or general partnership unless otherwise approved by Purchaser, acting reasonably or (m) any receivable which is subject to any dealer floorplanning financing arrangement.

“Facility” means the commitment of the Purchaser to make Purchases of Receivables from the Sellers from time to time pursuant to the terms of this Agreement.

“Facility Termination Date” means the earliest of (i) June 18, 2005, (ii) the date of termination of the Facility pursuant to Section 7.01 and (iii) the date which any Seller designates by at least five Business Days’ notice to the Purchaser.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Operating Agent (as such term is defined in the Sale Agreement) from three Federal funds brokers of recognized standing selected by it.

“Finance Charge” means, with respect to any Receivable, any interest or charges owing by an Obligor in connection with such Receivable not having been paid on the due date thereof.

“Fiscal Month” means a period beginning at the close of business on the last Friday of any calendar month and ending at the close of business on the last Friday of the succeeding calendar month, provided that if any such Friday is not a Business Day, such period shall begin and/or end (as applicable) at the close of business on the preceding Business Day and provided further that in any calendar month which is also a quarter end, the close of business on the last Business Day of such month rather than the last Friday of such month shall be used to begin and end the relevant Fiscal Months.

“General Trial Balance” of any Seller on any date means such Seller’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

“Governmental Body” means any federal, state, provincial, regional, municipal, local or other governmental or administrative authority, bureau, agency or regulatory body.

“GST” means all goods and services tax payable under Part IX of the Excise Tax Act (Canada), all QST and all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick payable under the Excise Tax Act (Canada), as such statutes may be amended, modified, supplemented or replaced from time to time, including any successor statute.

“Incipient Bankruptcy Event of Termination” means an event under Section 7.01(g) which but for notice or lapse of time or both would constitute an Event of Termination.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indebtedness for Borrowed Money” means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) of a Person for the payment or repayment of money borrowed or raised (whether or not for cash consideration), by whatever means, including obligations under or in respect of (a) deposits and financial leasing; (b) any letter of credit securing financial accommodation; (c) promissory notes, certificates of deposit or like instruments (whether negotiable or otherwise); (d) acceptance credit, note purchase or bill acceptance or discounting facilities; or (e) like arrangements entered into by any Person in order to enable it to finance its operations or capital requirements; but excluding reimbursement obligations in respect of advance payments made by or on behalf of third party customers in relation to purchase orders of the Parent or to one of its Subsidiaries.

“Indemnified Amounts” has the meaning specified in Section 8.01.

“Monthly Seller Report” means a monthly report, in form and substance satisfactory to the Purchaser and the Sellers, furnished by the Parent Servicer to the Purchaser pursuant to Section 6.02(b).

“Nordtrac Group” means, collectively, Bombardier Nordtrac AB, Bombardier Nordtrac AS and Bombardier-Nordtrac Oy.

“Norwegian Kroner” means the lawful currency of Norway.

“Obligor” means a Person obligated to make payments to any Seller pursuant to a Contract.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof plus Finance Charges; provided, that to the extent that the amount of any Receivables is, under the terms of the applicable Contract, expressed in Canadian Dollars, Swedish Kronor, Norwegian Kroner or Euros, such amount for the purposes of this definition shall be the Dollar Equivalent thereof at the relevant time. GST, PST, VAT and United States sales taxes which may be billed in connection with a Receivable are included in the Outstanding Balance. Finance Charges which may be billed in connection with a Receivable originated by the Parent are not included in the Outstanding Balance.

“Parent” means Bombardier Recreational Products Inc., a Canadian corporation.

“Parent Servicer” means at any time the Servicer then authorized pursuant to Section 6.01 to perform the duties of the Parent Servicer.

“Permitted Liens” means:

(i) liens for taxes (including withholding taxes) and source deductions imposed by statutes, in each case, which are not yet due and delinquent or are being contested in good faith and for which the Person owing such taxes or source deductions has taken an adequate reserve in accordance with applicable generally accepted accounting principles; and

(ii) with respect to the Parent only, liens arising out of judgements or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by applicable generally accepted accounting principles.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PPSA” means, with respect to any jurisdiction in Canada, the personal property security or similar legislation applicable in such jurisdiction, including with respect to the jurisdictions of

Canada other than Quebec, the Personal Property Security Act applicable in such jurisdictions, in each case as from time to time in effect.

“PST” means all taxes payable under the Retail Sales Tax Act (Ontario) or any similar statute of another jurisdiction of Canada, other than GST and QST.

“Purchase” means a purchase by the Purchaser of Receivables from any Seller pursuant to Article II and includes the assignment and transfer of a Receivable created after the date of initial Purchase pursuant to Section 2.02(a)(ii)(y).

“Purchase Date” means each day on which a Purchase is made pursuant to Article II and includes the date of creation of each Receivable assigned and transferred pursuant to Section 2.02(a)(ii)(y).

“Purchase Price” for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the applicable Seller’s General Trial Balance, minus the Discount for such Purchase.

“Purchased Receivable” means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

“QST” means the tax payable under the Act Respecting the Quebec Sales Tax, R.S.Q.c.T-01, as amended.

“Receivable” means

(a) in the case of Bombardier Motor, all existing and hereafter arising indebtedness of an Obligor (including, without limitation, a claim, account, book debt, receivable, instrument, installment sales contract, chattel paper or general intangible) to Bombardier Motor under a Contract created, generated or arising in the ordinary course of the business of Bombardier Motor of selling or providing goods and services under the name of or in connection with its activities as conducted through its Utility Vehicles Division or its Outboard Engine Division, including the right to the payment of Finance Charges and other obligations of such Obligor with respect thereto;

(b) in the case of a Seller that is a member of the Nordtrac Group, all existing and hereafter arising indebtedness of an Obligor (including, without limitation, a claim, account, book debt, receivable, instrument, installment sales contract, chattel paper or general intangible) to such Seller under a Contract created, generated or arising in the ordinary course of the business of the Seller of selling or providing goods and services, including the right to the payment of Finance Charges and other obligations of such Obligor with respect thereto;

(c) in the case of the Parent,

(i) all existing and hereafter arising indebtedness of an Obligor (including, without limitation, a claim, account, book debt, receivable,

instrument, installment sales contract, chattel paper or general intangible) to the Parent under a Contract:

(A) (x) created, generated or arising in the ordinary course of the business of Bombardier Inc. of selling or providing goods and services under the name of or in connection with the activities conducted through its Utility Vehicles Division or its Outboard Engine Division and (y) acquired by the Parent (or any predecessor of the Parent) from Bombardier Inc.; or

(B) created, generated or arising in the ordinary course of the business of the Parent of selling or providing goods and services under the name of or in connection with its activities as conducted through its Utility Vehicles Division or its Outboard Engine Division; or

(ii) all existing and hereafter arising indebtedness of John Deere Inc. (including, without limitation, a claim, account, book debt, receivable, instrument, installment sales contract, chattel paper or general intangible) to the Parent under a Contract:

(A) (x) between John Deere Inc. and Bombardier Inc. created, generated or arising in the ordinary course of the business of Bombardier Inc. of selling or providing goods and services to John Deere Inc. and (y) acquired by the Parent (or any predecessor of the Parent) from Bombardier Inc.; and

(B) between John Deere Inc. and the Parent created, generated or arising in the ordinary course of the business of the Parent of selling or providing goods and services to John Deere Inc.; and

in the case of (i) and (ii), including the right to the payment of all obligations of such Obligor with respect thereto but excluding Finance Charges payable under the related Contract but including PST and GST payable under the related Contract;

provided, however, that the term “Receivable” shall not include any Excluded Receivable. For greater clarity, it is understood and agreed that any distinct new line of business added to any of the businesses of a Seller referenced in the prior sentence after the date hereof shall not give rise to a Receivable, unless otherwise agreed in writing by the Sellers, the Purchaser and its assignee and all filings considered necessary or advisable in the reasonable judgment of the Purchaser or its assignee are made.

“Related Security” means with respect to any Receivable:

(i) all of the relevant Seller’s interest in any goods (including returned goods) relating to any sale giving rise to such Receivable;

(ii) all security interests or Adverse Claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements or registration applications filed against an Obligor describing any collateral securing such Receivable;

(iii) all guaranties, insurance, letters of credit and other agreements or arrangements (including rights under credit card agreements) of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) the related invoices and purchase orders issued pursuant to a related Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Sale Agreement” means that certain Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, BCI, as initial investor and operating agent, and the Sellers, as originators and servicers, as amended or restated from time to time.

“Sellers” means those Persons identified as Sellers in the preamble to this Agreement.

“Seller Report” means the Monthly Seller Report and/or the Weekly Seller Report.

“Servicers” means at any time the Person or Persons then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables, including the Parent Servicer.

“Servicer Bankruptcy Event” means a proceeding of the type described in Section 7.01(g) instituted by or against any Servicer (without giving effect to any grace period provided therein).

“Servicer Fee” has the meaning specified in Section 6.03.

“Settlement Date” means the fifth Business Day prior to the end of each Fiscal Month or such other day as determined by the mutual agreement of the Sellers, the Purchaser and the Servicers.

“Subsidiary” means any corporation or other entity or Person of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Purchaser or one or more Sellers, as the case may be, or one or more Subsidiaries, or by the Purchaser or one or more Sellers, as the case may be, and one or more Subsidiaries.

“Swedish Kronor” means the lawful currency of Sweden.

“Transferred Receivable” means a Purchased Receivable.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undertakings” has the meaning assigned to that term in the Sale Agreement.

“VAT” means any value added tax payable on Receivables originated by the Nordtrac Group.

“Weekly Seller Report” means a weekly report, in form and substance satisfactory to the Purchaser and the Sellers, furnished by the Parent Servicer to the Purchaser pursuant to Section 6.02(b).

SECTION 1.02. Other Terms. Subject to the following sentence, all accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES

SECTION 2.01. Facility. On the terms and conditions hereinafter set forth and without recourse to the Sellers (except to the extent specifically provided herein), each Seller shall sell to the Purchaser all Receivables originated by it from time to time and the Purchaser shall purchase from such Seller all such Receivables from time to time, in each case during the period from the date hereof to the Facility Termination Date. In the event a Seller is removed as a party to the Sale Agreement pursuant to Section 2.01(d) thereof, such Seller shall cease to be a party hereto without being released from obligations accrued hereunder as of that time.

SECTION 2.02. Making Purchases.

(a) Initial Purchase. The Sellers shall give the Purchaser at least one Business Day’s written notice of the initial Purchase hereunder, which notice shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase. On the date of such Purchase (i) each Seller (other than Parent) hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from such Seller all such Seller’s right, title and interest in and to all Receivables originated by such Seller and existing at the close of business on December 12, 2003, together with all Related Security and Collections with respect to such Receivables and (ii) the Parent hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Parent all of the Parent’s right title and interest in and to the universality of (x) all Receivables of the Parent existing at the close of business on December 12, 2003 and (y) all Receivables of the Parent created on or after December 13, 2003, in each case with all Related Security and Collections with respect to such Receivables. The Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for the portion of such Purchase in the manner provided in Section 2.02(c).

(b) Subsequent Purchases. On each Business Day following the initial Purchase, each Seller (other than the Parent) hereby sells and assigns to the Purchaser and the Purchaser hereby purchases from such Seller, upon satisfaction of the applicable conditions set forth in Article III, all of such Seller’s right, title and interest in and to all Receivables originated by such Seller which, together with the Related Security and all Collections with respect to such

Receivables, have not previously been sold to the Purchaser without any furthur action or delivery of any further documentation. On or within five Business Days after the date of each such Purchase, the Purchaser shall pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(c) Payment of Purchase Price. The Purchase Price for each Purchase shall be paid on or within five Business Days after the Purchase Date therefor by means of any one or a combination of the following: (i) a deposit in same day funds to an account designated by the Parent as agent for the Sellers who hereby appoint the Parent to act as their agent for the purpose of receiving such payments and remitting the proceeds thereof to the relevant Sellers or (ii) (x) in the case of Bombardier Motor, an increase in the value of its equity investment in the Purchaser (with the Purchaser hereby agreeing to account for such portion of the Purchase Price owed to Bombardier Motor in such manner) and (y) in the case of the Parent and the members of the Nordtrac Group, an increase in the Deferred Purchase Price (subject at all times to the limitations contained in the definition thereof), as evidenced by a subordinated note of the Purchaser in the form of Exhibit A hereto payable to the order of the relevant Seller (other than Bombardier Motor). No portion of any Purchase Price due Bombardier Motor shall be paid by the Deferred Purchase Price. The allocation of the Purchase Price as among such methods of payment shall be pro rata in respect of the cash payable to the Sellers in accordance with the Outstanding Balance of the Eligible Receivables of each Seller comprising a portion of the relevant Purchase, unless otherwise agreed among the Sellers. The Purchase Price for all Receivables shall be payable in Dollars.

(d) Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to the Purchase on such date, the Purchaser shall own all Receivables of the Sellers as of such date (including Receivables which have been previously sold to the Purchaser hereunder). The Purchase of any Receivable shall include all Related Security and Collections with respect to such Receivable.

(e) Undertaking to Reassign. The Parent and the Purchaser agree that all Purchases of Receivables, Related Security and Collections by the Purchaser from the Parent shall cease on and as of the Facility Termination Date and for the foregoing purposes the Purchaser hereby agrees that upon the Facility Termination Date it shall assign, transfer and convey to the Parent all of the Purchaser’s right, title and interest in and to all Receivables (and the Related Security, Collections and proceeds thereof) that are created after the Facility Termination Date and to execute and deliver such documents and take such action that may be necessary or advisable in order to fully evidence and render opposable to third parties such reassignment.

SECTION 2.03. Collections. (a) Unless otherwise agreed, the Parent Servicer shall, on each Settlement Date, deposit into an account of the Purchaser or the Purchaser’s assignee all Collections of Transferred Receivables then held by the Servicers. The Parent Servicer shall be responsible for the application of all Collections then held by any Servicer in accordance with the preceding sentence on a Dollar Equivalent basis but may accomplish such application itself or jointly with one or more of the other Servicers.

(b) In the event that any Seller believes that collections which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser’s assignee, such Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, all collections so deposited which are identified, to the Purchaser’s satisfaction, not to be Collections of Transferred Receivables to such Seller.

(c) On each Settlement Date, the Purchaser shall pay to the relevant Seller accrued interest on the Deferred Purchase Price and the Purchaser may, at its option, prepay in whole or in part the principal amount of such Deferred Purchase Price and/or make equity distributions to Bombardier Motor; provided that each such payment shall be made solely from (i) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the Sale Agreement have been paid in full and all amounts then required to be set aside by the Purchaser or the Parent Servicer under the Sale Agreement have been so set aside or (ii) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser; and provided further, that no such payment shall be made at any time when an Event of Termination shall have occurred and be continuing or would result, subject to the following sentence. At such time following the Facility Termination Date when all Capital, Yield and other amounts owed by the Purchaser under the Sale Agreement shall have been paid in full, the Purchaser shall apply all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price, and then to the reduction of the principal amount of the Deferred Purchase Price, such payments to be made to the Parent for the benefit of each relevant Seller, and/or to make equity distributions to Bombardier Motor.

SECTION 2.04. Settlement Procedures. (a) If on any day a Transferred Receivable becomes (in whole or in part) a Diluted Receivable, the Seller which sold such Receivable to the Purchaser shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such Diluted Receivable. If such Seller is not a Servicer, such Seller shall pay to the Servicer of Transferred Receivables transferred by such Seller on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection, provided, that, so long as an Event of Termination has not occurred and is not continuing, such Seller shall have no obligation to make any payment in respect of deemed Collections so long as the sum of the Receivable Interests (as defined in the Sale Agreement), each expressed as a percentage, shall continue to be less than or equal to the Maximum Purchaser Interest (as defined in the Sale Agreement).

(b) Upon discovery by any Seller or the Purchaser of a breach of any of the representations and warranties made by such Seller in Section 4.01(i) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the Purchaser or the relevant Seller, as the case may be, as soon as practicable and in any event within three Business Days following such discovery. Such Seller shall, upon not less than two Business Days’ notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable. If such Seller is not a Servicer, such Seller shall pay to the Servicer of Transferred Receivables transferred by such Seller on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

(c) Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

(d) Deemed collections with respect to any Transferred Receivable payable by any Seller under this Section 2.04 shall be paid in Dollars.

SECTION 2.05. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Sellers or any Servicer hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, during the existence of the Sale Agreement, shall be those set forth in the Sale Agreement.

(b) Each Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by such Seller (whether as Servicer or otherwise) when due hereunder at an interest rate per annum equal to 4.00% per annum above the Alternate Base Rate, payable on demand.

(c) Other than as set forth in Section 2.05(d), all computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a period of less than one year, the yearly rate of interest to which the said rate is equivalent is the said rate divided by the actual number of days in the period for which such calculation is made and multiplied by 365 days (or 366 days in the case of a leap year).

SECTION 2.06. Cutoff Date. Notwithstanding the date of this Agreement, the initial Purchase hereunder shall apply to, and the initial Monthly Seller Report to be provided shall be calculated with respect to, all Receivables and Related Security outstanding at the close of business on December 12, 2003. All Collections in respect thereof received after December 12, 2003 shall be subject to this Agreement.

SECTION 2.07. Payments Free and Clear of Taxes, Etc.

(a) Any and all payments required to be made by the Parent, Bombardier Nordtrac AB, Bombardier Nordtrac AS or Bombardier-Nordtrac Oy hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Purchaser or its assigns, taxes imposed on its income by the United States (other than withholding taxes), and franchise taxes and net income taxes (or equivalent taxes computed under alternative methods, at least one of which is based on net income) imposed on it by the jurisdiction under the laws of which the Purchaser or its assigns (as the case may be) is organized or by any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Parent, Bombardier Nordtrac AB, Bombardier Nordtrac AS or Bombardier-Nordtrac Oy shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to (or for the benefit of) the Purchaser or its assigns, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Purchaser or its assigns (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Parent, Bombardier Nordtrac AB, Bombardier Nordtrac AS or Bombardier-Nordtrac Oy, as applicable, shall make such deductions and (iii) the Parent, Bombardier Nordtrac AB, Bombardier Nordtrac AS or Bombardier-Nordtrac Oy, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Parent agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, other than U.S. federal or state taxes except for withholding taxes on interest (hereinafter referred to as “Other Taxes”).

(c) The Parent will indemnify the Purchaser or its assigns for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, and excluding Taxes or Other Taxes resulting from the gross negligence or willful misconduct of the Purchaser or its assigns) paid by the Purchaser or its assigns (as the case may be) or deducted from any Collections (including any Taxes or amounts on account of Taxes deducted by any Obligor) and any 1iability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Purchaser or its assigns (as the case may be) makes written demand therefor. A certificate as to the amount of such indemnification submitted to the Parent by the Purchaser or its assigns (as the case may be) setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d) Without prejudice to the survival of any other agreement of the Parent hereunder, the agreements and obligations of the Parent contained in this Section 2.07 shall survive any termination of this Agreement.

SECTION 2.08. True Sales. The Sellers and the Purchaser intend the transfers of Transferred Receivables, Related Security, and Collections hereunder to be absolute conveyances by the Sellers to the Purchaser that are absolute and irrevocable and that provide the Purchaser with the full benefits of ownership of the Transferred Receivables, Related Security, and Collections and (other than for U.S. tax purposes as described below) none of the Sellers nor the Purchaser intend the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Purchaser to any Seller. Without limiting or otherwise affecting the preceding sentence, for U.S. tax purposes, the transactions contemplated by this Agreement and the Sale Agreement will be treated as a financing by Bombardier Motor. The parties agree that the foregoing sales as between Bombardier Motor and the Purchaser of Transferred Receivables constitute sales of “accounts” as described in the UCC and that this Agreement shall create a security interest in favor of the Purchaser as the purchaser of the Transferred Receivables, Related Security, and Collections of Bombardier Motor. Notwithstanding such intent, if the arrangements with respect to the Transferred Receivables, Related Security, and Collections hereunder as between Bombardier Motor and the Purchaser are deemed for any purpose to constitute a loan and not a purchase and sale of such Transferred Receivables, Related Security and Collections, it is the intention of the parties hereto that this Agreement shall constitute as between Bombardier Motor and the Purchaser a security agreement under applicable law, and Bombardier Motor hereby grants to the Purchaser a first priority perfected security interest in all of Bombardier Motor’s right, title and interest, whether now owned or hereafter acquired by it, in, to and under the Transferred Receivables, Related Security, and Collections and all other proceeds thereof (other than proceeds paid or payable to, received or receivable by such Seller in consideration of the sale or transfer of such Transferred Receivables, Related Security and Collections to the Purchaser), to secure its obligations hereunder, including, without limitation, its obligation to remit to the Purchaser, or its successors and assigns, all Collections and other proceeds of the Transferred Receivables and Related Security.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01. Conditions Precedent to Initial Purchase from the Sellers. The initial Purchase of Receivables from the Sellers hereunder or, in the case of the Parent, the right to receive the Purchase Price for the Receivables existing as of the time of the Purchase under Section 2.02(a)(ii), is subject to the conditions precedent that:

(a) The transactions contemplated by the Bombardier Inc. Purchase Agreement shall have been consummated on or before the date of such purchase; and

(b) The Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

(i) Certified copies of the resolutions of the Board of Directors of each of the Sellers approving this Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii) A certificate of the Managing Director, Secretary or Assistant Secretary of each of the Sellers certifying the names and true signatures of the officers of such Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.

(iii) Acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statements, duly filed on or before the date of the initial Purchase, naming each Seller as the seller/debtor and the Purchaser as the purchaser/secured party, or other similar instruments or documents, as the Purchaser may deem necessary or desirable under the UCC or the PPSA of all appropriate jurisdictions (other than the Province of Quebec) or other applicable law and copies of proper forms RG for registration under the laws of the Province of Quebec, in each case to perfect or render opposable the Purchaser’s ownership interest in the Transferred Receivables and Related Security and Collections with respect thereto.

(iv) Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security previously granted by any Seller including, (a) without limitation, the liens and charges currently registered with respect to Bombardier Nordtrac AB in Sweden and (b) UCC and other equivalent forms executed by the Bank of Montreal as Administrative Agent under the Seller’s bank credit facility.

(v) Completed requests for information, dated on or before the date of such initial Purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (iii) above that name any Seller as debtor, together with copies (except that copies will not be required for Canada) of such other financing statements (none of which shall cover any Transferred Receivables, Contracts or Related Security).

(vi) A favorable opinion or opinions of (i) Ropes & Gray LLP, U.S. counsel for the Sellers, (ii) Osler, Hoskin & Harcourt, LLP, Canadian counsel for the Parent and (iii) Advokatfirman Vinge KB, Thommessen Krefting Greve Lund AS Advokatfirma and Hannes Snellman Attorneys at Law Ltd., Swedish, Norwegian and Finnish counsel for the members of the Nordtrac Group, each in form and substance reasonably satisfactory to the Purchaser, as to such matters as the Purchaser may reasonably request.

(vii) An executed copy of each of the Deposit Account Agreements.

(viii) An executed copy of each of the Undertakings.

(ix) An executed copy of a Repurchase Agreement among BCL, BCI, the Purchaser, the Nordtrac Group and the Sellers in respect of the termination of BCLs financing of the Nordtrac Group’s Receivables.

(x) A written notice from the Sellers in compliance with Section 2.02(a).

SECTION 3.02. Conditions Precedent to AH Purchases. Each Purchase (including the initial Purchase or, with respect to the Parent, the Purchaser’s obligation to pay the Purchase Price for the Purchase of Receivables existing as of the time of Purchase under Section 2.02(a)(ii) hereunder but excluding the Purchase of any Receivable of the Parent created thereafter) shall be subject to the further conditions precedent that:

(a) with respect to any such Purchase, on or prior to the date of such Purchase, the Parent Servicer shall have delivered to the Purchaser, in form and substance satisfactory to the Purchaser, all completed Seller Reports required to have been delivered pursuant to Section 6.02(b);

(b) the relevant Seller shall have marked its master data processing records evidencing the Receivables which are the subject of such Purchase with a legend, acceptable to the Purchaser, stating that such Receivables, the Related Security and Collections with respect thereto, have been sold in accordance with this Agreement;

(c) in the case of Purchased Receivables originated by the Nordtrac Group, such Purchased Receivable complies with Section 5.01(i)(iv);

(d) on the date of such Purchase the following statements shall be true (and the relevant Seller, by accepting the Purchase Price for such Purchase shall be deemed to have certified that):

(i) The representations and warranties contained in Sections 4.01 and 4.02 are correct in all material respects on and as of the date of such Purchase as though made on and as of such date, and

(ii) No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination; and

(e) the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request in connection with any changes in law or factual circumstances occurring after the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Sellers. Each Seller represents and warrants as to itself as follows:

(a) Such Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business, and is in good standing (or, in the case of the Nordtrac Group, otherwise has proper authority to conduct business), in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Purchaser hereunder, (ii) the collectibility of the Transferred Receivables, or (iii) the ability of such Seller or a Servicer to perform their respective obligations hereunder.

(b) The execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by it hereunder, including such Seller’s sale of Receivables hereunder and such Seller’s use of the proceeds of Purchases, (i) are within such Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) such Seller’s charter or by-laws, (2) any law, rule or regulation applicable to such Seller, (3) any contractual restriction binding on or affecting such Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of such Seller’s interest in the Transferred Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by such Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement or any other document to be delivered by it hereunder, except for the filing of UCC financing statements which are referred to herein.

(d) This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

(e) Sales made by such Seller pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, such Seller provided that the effect of the absence of any filing against Parent in Canada, other than in the Provinces of Quebec and Ontario and in the United States other than in the States of Illinois and Delaware and the District of Columbia as may be required by Quebec law prior to January 31, 2004 shall not constitute a breach of this representation. Such Seller shall have no remaining property interest in any Transferred Receivable.

(f) There is no pending or, to such Seller’s knowledge, threatened action, investigation or proceeding against such Seller or any of its subsidiaries before any court, governmental agency or arbitrator which is reasonably expected to materially adversely affect the ability of such Seller to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(g) No proceeds received by such Seller of any Purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) No transaction contemplated hereby requires compliance with any bulk sales act, sale of an enterprise or similar law.

(i) Each Receivable characterized in any Seller Report as an Eligible Receivable is, as of the date of such Seller Report, an Eligible Receivable. Each Transferred Receivable is owned (immediately prior to its sale hereunder) by such Seller free and clear of any Adverse Claim (other than (i) Permitted Liens and (ii) any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and Collections with respect thereto provided that the effect of the absence of any filing against Parent in Canada, other than in the Provinces of Quebec and Ontario and in the United States other than in the States of Illinois and Delaware and the District of Columbia as may be required by Quebec law prior to January 31, 2004, shall not constitute a breach of this representation. No effective financing statement or other instrument similar in effect covering any Transferred Receivable, any Contract related thereto or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser. The Parent, Bombardier Motor and the Nordtrac Group have complied with Section 5.01(i)(iv), and have not given any notice to any Obligor of the sale of any Purchased Receivables to any Person other than the Purchaser other than notices of sale, in the case of Bombardier Motor to Citibank, N.A. or the Nordtrac Group to BCL.

(j) Each Seller Report (if prepared by such Seller, or to the extent that information contained therein is supplied by such Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by such Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact.

(k) The principal place of business, head office, and chief executive office of such Seller and the office where such Seller keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in Section 5.01(b). Neither the Parent nor any member of the Nordtrac Group has any place of business in the United States.

(1) As of the date of this Agreement, such Seller is not known by and does not use any tradename or doing-business-as name.

(m) The Purchases of Transferred Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller. In the case of the Parent, it is not a bankrupt, an insolvent Person, in insolvent circumstances or on the eve of insolvency, or unable to meet its engagements, as applicable, and will not become an insolvent Person or be put in insolvent circumstances by entering into, or immediately after completion of the transactions contemplated by, this Agreement. In the case of Bombardier Motor, (i) the fair value of the property of Bombardier Motor is greater than the total amount of its liabilities, including contingent liabilities, (ii) the present fair salable value of the assets of Bombardier Motor is not less than the amount that will be required to pay all probable liabilities of Bombardier Motor on its debts as they become absolute and matured, (iii) Bombardier Motor does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) Bombardier Motor is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital.

SECTION 4.02. Parent Warranties Regarding Receivables. The Parent represents and warrants to the Purchaser that on and as of the date of each Purchase by the Purchaser:

(a) the Parent has marked its master data processing records evidencing the Receivables which are the subject of such Purchase with a legend acceptable to the Purchaser, stating that such Receivables, the Related Security and Collections with respect thereto, have been sold in accordance with this Agreement;

(b) the following statements shall be true (and the Parent shall be deemed to have certified that):

(i) the representations and warranties as to itself contained in Section 4.01 are correct in all material respects on and as of the date of such Purchase as though made on and as of such date; and

(ii) no event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination.

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Sellers. Each Seller covenants with respect to itself from the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:

(a) Compliance with Laws, Etc. Such Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement. In particular, but without limiting the generality of the foregoing, the Parent shall file all tax returns required by law to be filed by it with respect to the Transferred Receivables and shall promptly pay, remit or account for, as applicable, all sales taxes (including, without 1imitation, PST, VAT, QST and GST) paid or owing in connection with any Transferred Receivables, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with applicable generally accepted accounting principles shall have been set aside on its books.

(b) Offices, Records, Name and Organization. Such Seller will keep its principal place of business, domicile and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of such Seller set forth under its name on Schedule II hereto or, upon 10 days’ prior written notice to the Purchaser, at any other locations within the United States, in the case of Bombardier Motor, Canada, in the case of the Parent, Sweden, in the case of Bombardier Nordtrac AB, Norway in the case of Bombardier Nordtrac AS, or Finland, in the case of Bombardier-Nordtrac Oy. Such Seller will not change its name or its jurisdiction of organization, unless (i) such Seller shall have provided the Purchaser with at least 10 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions required by Section 5.01(i) shall have been taken and completed. Such Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable). Such Seller shall mark its master data processing records evidencing Transferred Receivables with a legend evidencing that such Transferred Receivables have been sold to the Purchaser hereunder.

(c) Performance and Compliance with Contracts and Credit and Collection Policy. Such Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts and comply and/or cause the Servicers or their subcontractors to timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract, in each case, where the failure to so perform and comply would adversely affect the collectibility of the Transferred Receivables.

(d) Sales, Liens, Etc. Except for the sales of Receivables contemplated herein, such Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or give notice to any Person of any such sale, assignment or disposition, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Contract, Related Security or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof.

(e) Extension or Amendment of Receivables. Except as provided in Section 6.02(c), such Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f) Change in Business or Credit and Collection Policy. Such Seller will not change its business or make any change in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement.

(g) Deposits to Deposit Accounts. Until January 15, 2003 such Seller shall, and shall cause each Servicer (if it is the Parent or an Affiliate of the Parent) to, deposit all Collections which may be received by it or any Servicer in a Deposit Account, within no later than 2 Business Days (3 Business Days in the case of Collections received in Canada) after receipt, and thereafter no later than the next Business Day after such Seller or any Servicer learns or reasonably should have learned of such receipt. Such Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Deposit Account cash or cash proceeds other than Collections of Transferred Receivables.

(h) Audits. Such Seller will, from time to time during regular business hours as reasonably requested by the Purchaser, permit the Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Transferred Receivables and the Related Security, including, without limitation, the related Contracts, subject, however, to any confidentiality restrictions, and (ii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Transferred Receivables and the Related Security or such Seller’s performance hereunder or under the Contracts relating to Transferred Receivables with any of the officers or employees of such Seller having knowledge of such matters. The foregoing rights shall be exercised at such reasonable time or times as will not interfere with the normal operations of such Seller. This Section 5.01(h) shall not inure to any assignee of the Purchaser.

(i) Further Assurances. (i) Such Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect, make opposable or more fully evidence the Purchase of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, such Seller will, upon the request of the Purchaser or its assignee, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Transferred Receivables.

(ii) Such Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security, the related Contracts and the Collections with respect thereto.

(iii) Such Seller shall perform its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Transferred Receivables had not been sold or transferred.

(iv) Each member of the Nordtrac Group will send notice of the sale hereunder to each Obligor of an outstanding Receivable originated by it no later than January 15, 2004, such notice to be in each case substantially in the form of notice appearing on Exhibit B hereto. Each member of the Nordtrac Group shall mark each invoice originated on and after January 15, 2004 related to a Receivable originated by it in a prominent place with a legend substantially in the form of Exhibit B hereto indicating that such invoice has been assigned to the Purchaser and is to be paid to a Deposit Account.

(j) Reporting Requirements. Such Seller (in the case of clauses (iii), (v), (vi) and (vii) below) and the Parent (in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) below) will provide to the Purchaser the following:

(i) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, an unaudited consolidated balance sheet of the Parent as of the end of such quarter and the related unaudited consolidated statements of income and statements of changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent as of the end of such fiscal year and the related statements of income and statements of changes in financial position for such fiscal year audited by independent public accountants of recognized standing;

(iii) promptly and in any event within five Business Days after the occurrence of each Event of Termination or Incipient Bankruptcy Event of Termination of which such Seller has knowledge, a statement of the chief financial officer of such Seller setting forth details of such Event of Termination or Incipient Bankruptcy Event of Termination and the action that such Seller has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all material information that the Parent sends to any of its securityholders, and copies of all public registration statements, annual information forms, prospectuses and similar offering materials that the Parent or any of its Subsidiaries files with the Securities and Exchange Commission or any securities exchange in Canada;

(v) promptly after the filing or receiving thereof, copies of all reports and notices that the Parent or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Parent or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Parent or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Parent and/or any such Affiliate in excess of $5,000,000;

(vi) at least 10 days prior to any change in such Seller’s name, head office or chief executive office or such Seller’s jurisdiction of incorporation, a notice setting forth the new name, head office or chief executive office or jurisdiction of incorporation and the effective date thereof; and

(vii) such other information respecting the Transferred Receivables or relating to the performance by such Seller of its obligations hereunder, as the Purchaser may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 5.01(j) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that the Parent shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii) and (iv) of this Section 5.01(j) to the Purchaser if the Purchaser requests the Parent to deliver such paper copies until written notice to cease delivering paper copies is given by the Purchaser.

(k) Separate Conduct of Business. Such Seller will: (i) maintain separate corporate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser (but which may be located in the same facility as the Purchaser); (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (vi) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the Sale Agreement; (vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and (B) that the assets of the Purchaser are not available to pay its creditors.

(1) Filings. The Parent shall file proper forms RG in the Province of Quebec promptly following the Purchase under Section 2.02(a)(ii).

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01. Designation of Servicers. The servicing, administration and collection of the Transferred Receivables shall be conducted by the Servicers so designated hereunder from time to time. Until the Purchaser or its assignee gives notice to the Sellers of the designation of a new Servicer in accordance with the provisions of the next sentence, (a) each Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer in respect of Transferred Receivables originated by it pursuant to the terms hereof provided that the Parent Servicer will act as Servicer with respect to all Deposit Accounts maintained for the Nordtrac Group and (b) the Parent is hereby designated as, and hereby agrees to perform the duties and obligations of the Parent Servicer pursuant to the terms hereof. The Purchaser or its assignee may at any time after the occurrence and during the continuance of an Event of Termination or an Incipient Bankruptcy Event of Termination or a Servicer Bankruptcy Event designate, upon at least ten days prior written notice to the Servicers (unless such Servicer is in insolvency, bankruptcy or arrangement proceeding, in which case no such notice need be given), as Servicer any Person (including itself) to succeed all or any of the Servicers or any successor Servicer, if such Person shall consent and agree to the terms hereof. Any Servicer may, with the prior consent of the Purchaser (except that no consent is required if the subcontract is to another Seller), subcontract with any other Person or Persons (including a Seller or Sellers) for the servicing, administration or collection of Transferred Receivables. Any such subcontract shall not affect a Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall terminate upon designation of a successor Servicer.

SECTION 6.02. Duties of Servicers. (a) Each Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Receivable originated by it from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy; provided, however, that the Servicers shall not be required (i) to perfect, render opposable, publish, make any filing or registration or take any other action for the purposes of perfecting or otherwise rendering opposable against any Person any reservation of ownership contained or provided for in any Contract or invoice relating to any Receivable originated by it or (ii) to perfect, render opposable, publish, make any filing or registration or take any other action under the laws of the domicile of any Obligor (other than Quebec, Ontario, Delaware, Illinois and the District of Columbia laws) for the purposes of perfecting or otherwise rendering opposable as against the Parent, or any third parties in relation to the Parent, the interests of the Purchaser in the Receivables, Related Security and Collections under this Agreement provided further that no later than January 31, 2004, the Parent Servicer shall effect filings contemplated by this clause (ii) in all other jurisdictions in the United States and Canada. The Purchaser hereby appoints the Servicers, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights in the Transferred Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Servicer, each Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables, except as otherwise provided herein.

(b) On the sixth Business Day before the end of each Fiscal Month, the Parent Servicer shall prepare and forward to the Purchaser (i) a Monthly Seller Report, relating to all then outstanding Transferred Receivables, and Collections with respect thereto, in each case, as of the close of business of the Parent Servicer on a day which is no more than five (5) calendar days prior to the delivery of such Monthly Report, provided that the first two (2) Monthly Seller Reports required after the initial Monthly Seller Report may be prepared as of six Business Days prior to the delivery of such Monthly Seller Report, and (ii) if requested by the Purchaser, a listing by Obligor of all Transferred Receivables. On the first Business Day of each week, the Parent Servicer shall prepare and forward to the Purchaser (i) a Weekly Seller Report relating to all then outstanding Transferred Receivables, and the Related Security and Collections with respect thereto, in each case, on the last Business Day of the immediately preceding week.

(c) If no Event of Termination or Incipient Bankruptcy Event of Termination shall have occurred and be continuing, but subject to Section 6.02(h), any Seller, while it is a Servicer (or while it is a subcontractor to a Servicer under Section 6.01), may, in accordance with the Credit and Collection Policy, (i) extend the maturity of any Transferred Receivable one time for up to 30 days or (ii) adjust the Outstanding Balance of any Transferred Receivable, in each case as such Seller deems appropriate to maximize Collections thereof; provided that if the maturity of any Transferred Receivable is extended more than once or for more than 30 days or the Outstanding Balance of any Transferred Receivable is reduced, such Transferred Receivable shall be classified as a Diluted Receivable; provided further that the classification of any such Transferred Receivable as a Defaulted Receivable shall not be affected by any such extension.

(d) Each Seller shall deliver to the Servicer that services such Seller’s Transferred Receivables, and such Servicer shall segregate and hold in trust for such Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables.

(e) Each Servicer shall as soon as practicable following receipt turn over to the relevant Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Transferred Receivables.

(f) Each Servicer also shall perform the other obligations of “Servicers” set forth in this Agreement with respect to the Transferred Receivables serviced by such Servicer.

(g) No later than January 15, 2004, each Servicer will instruct the Obligors of the Transferred Receivables for which it is responsible to pay all Collections of such Transferred Receivables directly to a Deposit Account. Each Servicer shall deposit all Collections of Transferred Receivables received by it in a Deposit Account within the time called for by Section 5.01(g) and until it does so, shall segregate and hold such Collections in trust for, and as agent on behalf of, the Purchaser and its assignee. Servicers shall not deposit in or credit to any Deposit Account any cash or cash proceeds other than Collections of Transferred Receivables.

(h) Notwithstanding anything to the contrary contained herein, no Servicer (nor any Person to whom any Servicer delegates any of its responsibilities hereunder) shall (nor has authority to) enter into contracts or other agreements in the name of the Purchaser; and no Servicer (nor any such delegee) is permitted to (or has authority to) establish an office or other fixed place of business of the Purchaser in Canada, Finland, Norway or Sweden. To the extent any responsibilities of the Servicer hereunder involve or require such Person to enter into a contract or other agreement in the name of the Purchaser, such servicing responsibility shall be fulfilled solely by Bombardier Motor, and such Person is authorised to take such action, but only from a place of business outside Canada, Finland, Norway and Sweden, and such Person may not delegate such responsibility except upon consent of the Purchaser.

SECTION 6.03. Servicer Fee. The Purchaser shall pay to the Servicers (other than the Parent Servicer), so long as they are acting as Servicers hereunder, a periodic collection fee (the “Servicer Fee”) of 0.25% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable to the Parent Servicer for distribution pro rata to all the applicable Servicers on each Settlement Date (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day during each calendar month as the Purchaser and the Parent Servicer shall agree. The Parent shall not be entitled to any Servicer Fee hereunder or under the Sale Agreement but agrees to sell the Receivables to be sold by it to the Purchaser hereunder on a fully serviced basis and shall accept as full compensation for its servicing duties hereunder and under the Sale Agreement the Purchase Prices (including the Deferred Purchase Prices) payable to it under this Agreement.

SECTION 6.04. Certain Rights of the Purchaser. At any time (i) following the designation of a Servicer other than a Seller pursuant to Section 6.01 or (ii) following and during the continuance of an Event of Termination or Incipient Bankruptcy Event of Termination or a Servicer Bankruptcy Event:

(a) The Purchaser may give notice of ownership and/or direct the Obligors of Transferred Receivables and any Person obligated on any Related Security, or any of them, that payment of all a mounts payable under any Transferred Receivable shall be made directly to the Purchaser or its designee.

(b) At the Purchaser’s request and at the relevant Seller’s expense, such Seller and the relevant Servicer shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables originated by the relevant Seller, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect such Transferred Receivables, and shall, subject to any confidentiality restrictions contained in such Contracts, make the same available to the Purchaser at a place selected by the Purchaser or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of such Transferred Receivables in a manner reasonably acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee. The Purchaser shall also have, upon its reasonable request, the right to make copies of all such documents, instruments and other records at any time.

(c) Each Seller authorizes the Purchaser to take any and all steps in such Seller’s name and on behalf of such Seller that are necessary or commercially reasonable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Transferred Receivables and enforcing the Transferred Receivables and the Related Security.

SECTION 6.05. Rights and Remedies. (a) If any Seller or any Servicer fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to), upon two Business Days’ prior notice to such Servicer if an Event of Termination or Incipient Bankruptcy Event of Termination shall then exist, and otherwise, upon 10 days’ prior notice to such Servicer, itself perform, or cause performance of, such obligation, and, if such Seller (as Servicer or otherwise) fails to so perform, the reasonable costs and expenses of the Purchaser incurred in connection therewith shall be payable by such Seller as provided in Section 8.01 or Section 9.04 as applicable.

(b) Each Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables (insofar as such obligations relate to the Transferred Receivables) to the same extent as if such Seller had not sold Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Transferred Receivables. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of any Seller thereunder.

(c) Each Seller shall cooperate with the Servicers in collecting amounts due from Obligors in respect of the Transferred Receivables.

SECTION 6.06. Transfer of Records to Purchaser. Each Purchase of Receivables hereunder shall include the transfer to the Purchaser of the right to access and to use the records relating to such Receivables and in connection therewith, each Seller agrees to download from its computer system and distribute to Purchaser and its assignees all pertinent data and information in usable form as requested by the Purchaser or its assignees following an Event of Termination or Incipient Bankruptcy Event of Termination; provided, however, that such records shall include sufficient information to enable the Purchaser or its designee or a replacement Servicer to administer, collect and enforce the Transferred Receivables.

Each Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights thereto.

In recognition of any Seller’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to such Seller the irrevocable right to download, prepare, review and use all pertinent data and information in usable form as requested by the Seller, contained in such records in connection with any activity arising in the ordinary course of such Seller’s business or in performance of its duties as a Servicer, provided that (i) such Seller shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records during such license period and (ii) such Seller consents to the assignment and delivery of the records (including any information contained therein relating to such Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) Any Servicer (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) or (iii) of this subsection (a)) and such failure shall remain unremedied for five Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement or (iii) shall fail to deliver any Seller Report when required and such failure shall remain unremedied for one Business Day; or

(b) Any Seller shall fail to make any payment required under Section 2.04(a) or 2.04(b) and such failure remains unremedied for one Business Day after such Seller obtains actual knowledge thereof or receives written notice from the Purchaser or the Purchaser’s assignee; or

(c) Any representation or warranty made or deemed made by any Seller (or any of its officers) under or in connection with this Agreement or any information or report delivered by any Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (unless either (i) such representation or warranty relates solely to one or more specific Transferred Receivables and such Seller pays a deemed Collection or repurchases such Transferred Receivables in accordance with Section 2.04(b) within two Business Days following the discovery of such breach of representation or warranty, or (ii) the breach of such representation or warranty is capable of being cured and is in fact cured (without any adverse impact on the Purchaser or its assignees or the collectibility of the Transferred Receivables) within five Business Days after the first date on which such Seller obtains actual knowledge or receives written notice of such breach from the Purchaser or its assignees); or

(d) Any Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to such Seller by the Purchaser or its assignees; or

(e) Any Seller (i) fails to pay at maturity or, in the event a period of grace is provided, within any such applicable period of grace, any payment with respect to Indebtedness for Borrowed Money or (ii) is in default under or fails to observe or perform any term, covenant or agreement contained in any agreement by which it is bound evidencing or securing Indebtedness for Borrowed Money and any grace period provided in such agreement to remedy such default or failure has expired if the effect of such default or failure is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money; provided, that there shall only be an Event of Termination under this Section 7.0 l(e) if the aggregate amount of Indebtedness for Borrowed Money which is not so paid and/or with respect to which such default or failure to observe or perform has occurred, exceeds U.S.$5,000,000 ( or the equivalent amount in other currencies) and provided further that no Event of Termination shall be deemed to have occurred under this Section 7.01(e) if the failure to pay or perform under the relevant agreement is waived, rescinded or annulled in writing by the relevant creditor(s); or

(f) Any Purchase of Receivables hereunder and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables and Collections free and clear of any Adverse Claim (unless such defect in ownership relates solely to one or more specific Receivables and the Seller thereof either (i) cures such defect or (ii) pays a deemed Collection on account of such Receivables pursuant to Section 2.04, in each case within two Business Days after the first date on which such Seller obtains actual knowledge of such defect); or

(g) Any Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or arrangement of debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any receiver, trustee, custodian, or other similar official for any Seller or for any substantial part of its property shall be appointed, whether under private right or pursuant to any such proceeding; or any Seller shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) An “Event of Termination” shall have occurred under the Sale Agreement; or

(i) There shall have occurred any event which is reasonably expected to materially adversely affect the collectibility of the Transferred Receivables generally or the ability of any Seller to collect Transferred Receivables or otherwise perform its obligations under this Agreement (it being understood and agreed that (i) a downgrade in the Debt Rating of the Parent, alone and in and of itself, such shall not constitute a material adverse effect on the ability of the Parent to perform its obligations under this Agreement and (ii) any deterioration in the credit quality of the Obligors is not an event which may form the basis of an Event of Termination under this subsection (i)); or

(j) (i) the Parent or Bombardier Motor shall fail to make any payment required by its Undertaking when due, or (ii) the Parent or Bombardier Motor shall fail to perform or observe any other term, covenant or agreement contained in its Undertaking and such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Parent or Bombardier Motor, as applicable, by the Purchaser or its designee, or (iii) either Undertaking shall be terminated, revoked or declared void or invalid or in any other manner ceases to exist;

then, and in any such event, the Purchaser may, by notice to the Sellers, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) designate another Person or Persons to succeed any or all Sellers as Servicer and Parent Servicer; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur, each Seller (if it is then serving as a Servicer) shall cease to be a Servicer, and the Purchaser (or its assigns or designees) shall become each Servicer and the Parent Servicer. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC, the PPSA and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnities by the Sellers. Without limiting any other rights which the Purchaser may have hereunder or under applicable law, each Seller hereby agrees to indemnify the Purchaser and its assigns and transferees (each, an “Indemnified Party”) from and against any and all claims, losses, liabilities, including reasonable attorneys’ fees (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the Purchase of any Transferred Receivables or in respect of any Transferred Receivable or any related Contract, including, without limitation, arising out of or as a result of:

(i) the inclusion, or purported inclusion, in any Purchase of any Receivable that is not an Eligible Receivable on the date of such Purchase, or the characterization in any Seller Report or other written statement made by or on behalf of such Seller of any Transferred Receivable as an Eligible Receivable which, as of the date of such Seller Report or other statement is not an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

(iii) the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract; or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation; or the failure by such Seller to pay, remit or account for any taxes (including PST, GST, VAT and United States sales taxes) related to or included in a Transferred Receivable when due;

(iv) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase under this Agreement and Collections in respect thereof, free and clear of any Adverse Claim;

(v) the failure of such Seller to have filed or sent, or any delay in filing or sending, financing statements, notices or other similar instruments or documents under the UCC, Quebec law or the PPSA of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase under this Agreement and Collections in respect thereof, whether at the time of any Purchase or at any subsequent time; or the failure to have properly notified any Obligor of the transfer, sale or assignment of any Receivable pursuant to this Agreement and the Sale Agreement, to the extent such notice is required to perfect the same under Finnish law, Norwegian law or Swedish law; for purposes of this clause (v), “perfect” under Finnish law, Norwegian law and Swedish law means to render opposable, publish and allow the setting up of the purchaser’s interest in, and right to collect payment under, the assets which are the subject of such transfer, sale and assignment, and to make opposable, publish and allow the setting up of such transfer, sale and assignment as against Obligors and other third parties, including any trustee in bankruptcy; provided, however, that, for the purposes of this clause (v), “perfect” shall not include the actions referred to in clause (i) to the first proviso to the first sentence of Section 6.02;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), but only to the extent such Seller has not paid a deemed Collection on account of such Receivable pursuant to Section 2.04(a);

(vii) the inclusion as a Transferred Receivable in any Seller Report or other written statement made by or on behalf of such Seller of any receivable which is an Excluded Receivable as of the date of such Seller Report or other statement;

(viii) any products liability or other claim arising out of or in connection with merchandise or services which are the subject of any Contract relating to a Transferred Receivable;

(ix) the commingling of Collections of Transferred Receivables by such Seller or a designee of such Seller, as Servicer or otherwise, at any time with other funds of such Seller or an Affiliate of such Seller;

(x) any investigation, litigation or proceeding (brought by a Person other than an Indemnified Party) related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or related Contract;

(xi) any failure of such Seller to perform and comply with its covenants and obligations contained in this Agreement;

(xii) any claim brought by any Person other than an Indemnified Party arising from any activity by such Seller or any Affiliate of such Seller in servicing, administering or collecting any Transferred Receivable;

(xiii) any failure by the Nordtrac Group to provide a notice to an Obligor required hereunder in respect of any Receivable;

(xiv) any Dilution with respect to any Transferred Receivable; or

(xv) any claim arising out of any failure by such Seller to obtain a consent from the relevant Obligor to the transfer, sale or assignment of any Transferred Receivable pursuant to this Agreement.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment, of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require any Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses to the extent resulting from such Person’s gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract, other than to the extent the same arises as a result of a breach by a Servicer (if such Servicer is a Seller or an Affiliate thereof) of its obligations under Section 6.02(g).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Sellers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 9.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise expressly stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth under its name on Schedule II hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 9.03. Binding Effect; Assignability. (a) This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser, the Servicers and their respective successors and assigns; provided, however, that the Sellers and the Servicers may not assign their respective rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

(b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.04. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, each Seller jointly and severally agrees to pay on demand all reasonable costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, and any amendments or waivers hereof, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement following the occurrence of an Event of Termination or an Incipient Event of Termination, and each Seller jointly and severally agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

(b) In addition, each Seller jointly and severally agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and each Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.05. No Proceedings. Each Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

SECTION 9.06. Confidentiality. (a) Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of the terms of this Agreement in communications with third parties and otherwise; provided that this Agreement and its terms may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other parties hereto, (ii) to such party’s legal counsel and the Purchaser’s assignees, if they are advised of the confidential nature of such information and (iii) to the extent such party is otherwise permitted to disclose such information pursuant to the Sale Agreement.

(b) The Sellers (collectively, the “Seller Entities”) and the Purchaser hereby agree that, from the commencement of discussions with respect to the transaction contemplated by this Agreement and the other Transaction Documents (as such term is defined in the Sale Agreement) (the “Transaction”), each Seller Entity and the Purchaser (and each of their respective, and their respective affiliates’, employees, officers, directors, advisors, representatives and agents) are permitted to disclose to any and all persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any Seller Entity or the Purchaser related to such structure and tax aspects. In this regard, each Seller Entity and the Purchaser acknowledges and agrees that the disclosure of the structure or tax aspects of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each Seller Entity and the Purchaser acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Transaction is limited in any other manner (such as where the Transaction is claimed to be proprietary or exclusive) for the benefit of any other person. To the extent that disclosure of the structure or tax aspects of the Transaction by any Seller Entity or the Purchaser is limited by any existing agreement between any Seller Entity and the Purchaser, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Transaction.

SECTION 9.07. GOVERNING LAW. THIS AGREEMENT, AS IT APPLIES TO BOMBARDIER MOTOR AND THE PURCHASER IN RESPECT OF BOMBARDIER MOTOR AND AS IT APPLIES AMONG THE SELLERS AND SERVICERS, SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF

THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. THIS AGREEMENT, AS IT APPLIES TO THE PARENT AND THE PURCHASER IN RESPECT OF THE PARENT, SHALL BE GOVERNED BY THE LAWS OF THE PROVINCE OF QUEBEC AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN. THIS AGREEMENT, AS IT APPLIES TO EACH MEMBER OF THE NORDTRAC GROUP AND THE PURCHASER IN RESPECT OF EACH MEMBER OF THE NORDTRAC GROUP, SHALL BE GOVERNED BY THE LAWS OF FINLAND.

SECTION 9.08. Third Party Beneficiary. Each of the parties hereto hereby acknowledges that the Purchaser has assigned its rights under this Agreement pursuant to the Sale Agreement and that such assignee may (except as otherwise agreed to by such assignee, but subject to the terms of the Sale Agreement) further assign their rights under this Agreement, and the Sellers hereby consent to any such assignments. All such assignees, including parties to the Sale Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.10. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding with respect to which there is no further right of appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto (other than Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy and the Parent) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 9.02. Each of Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy and the Parent consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to CT Corporation System, 111 Eighth Avenue, New York, NY 10001, USA, or in any other manner permitted by applicable law. Nothing in this Section 9.10 shall affect (i) the right of the Purchaser or its assigns to serve legal process in any other manner permitted by law or affect the right of the Purchaser or its assigns to bring any action or proceeding against the Sellers, or any of their property in the courts of any other jurisdictions or (ii) the right of the Sellers or any Servicer to serve legal process in any manner permitted by law or affect the right of the Sellers or any Servicer to bring any action or proceeding against the Purchaser or its assigns or any of their property in the courts of any jurisdiction.

(c) To the extent that Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy or the Parent has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy and the Parent hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

SECTION 9.1l. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Purchaser or its assigns could purchase Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

(b) The obligations of the Sellers and each Servicer (each, a “Payor”) in respect of any sum due from such Payor to the Purchaser or its assigns (each, a “Recipient”) hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following such Recipient’s receipt of any sum adjudged to be so due in such other currency, such Recipient may, in accordance with normal banking procedures purchase (and remit in New York) Dollars with such other currency; if the Dollars so purchased and remitted are less than the sum originally due to such Recipient in Dollars, the relevant Payor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant Recipient against such loss, and if the Dollars so purchased exceed the sum originally due to the relevant Recipient in Dollars, the relevant Recipient agrees to remit to the relevant Payor such excess.

SECTION 9.12. Entire Agreement. This Agreement (including the Schedules and Annexes relating hereto) and the other Transaction Documents (as such term is defined in the Sale Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 9.13. Language. This Agreement and all related documents have been written in the English language at the express request of the parties. Le présent contrat ainsi que tous les documents s’y rattachant ont été rédigés en anglais à la demande expresse des parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER AND SERVICER:	BOMBARDIER MOTOR CORPORATION OF AMERICA

By:
Name:
Title:

By:
Name:
Title:

SELLER AND SERVICER:	BOMBARDIER NORDTRAC AB

By:
Name:
Title:

By:
Name:
Title:

SELLER AND SERVICER:	BOMBARDIER NORDTRAC AS

By:
Name:
Title:

By:
Name:
Title:

SELLER AND SERVICER:	BOMBARDIER-NORDTRAC OY

By:
Name:
Title:

By:
Name:
Title:

SELLER AND PARENT SERVICER:	BOMBARDIER RECREATIONAL PRODUCTS INC.

By:
Name:
Title:

By:
Name:
Title:

PURCHASER:	BRP RECEIVABLES FUNDING, LLC

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

FORM OF

DEFERRED PURCHASE PRICE NOTE

New York, New York

                        , 200

FOR VALUE RECEIVED, BRP RECEIVABLES FUNDING, LLC, a Delaware limited liability company (the “Purchaser”), hereby promises to pay to [SELLER OTHER THAN BOMBARDIER MOTOR] (the “Company”) the principal amount of this Note, determined as described below, together with interest thereon at a rate per annum equal at all times to 4% per annum above the Eurodollar Rate (as defined in the Sale Agreement) for periods of one month, in each case in lawful money of the United States of America. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement dated as of December 18, 2003 among Bombardier Motor Corporation of America, Bombardier Nordtrac AB, Bombardier Nordtrac AS, Bombardier-Nordtrac Oy and the Company as sellers and servicers and the Purchaser (such agreement, as it may from time to time be amended, restated or otherwise modified in accordance with its terms, the “Purchase Agreement”). This Note is the note referred to in the definition of “Deferred Purchase Price” in the Purchase Agreement.

The aggregate principal amount of this Note at any time shall be equal to the difference between (a) the sum of the aggregate principal amount of this Note on the date of the issuance hereof and each addition to the principal amount of this Note pursuant to the terms of Section 2.02 of the Purchase Agreement minus (b) the aggregate amount of all payments made in respect of the principal amount of this Note, in each case, as recorded on the schedule annexed to and constituting a part of this Note, but failure to so record shall not affect the obligations of the Purchaser to the Company.

The entire principal amount of this Note shall be due and payable one year and one day after the Facility Termination Date or such later date as may be agreed in writing by the Company and the Purchaser. The principal amount of this Note may, at the option of the Purchaser, be prepaid in whole at any time or in part from time to time. Interest on this Note shall be paid in arrears on each Settlement Date, at maturity and thereafter on demand. All payments hereunder shall be made by wire transfer of immediately available funds to such account of the Company as the Company may designate in writing.

Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Purchaser under this Note exceed the highest rate of interest permissible under applicable law.

For purposes of the Interest Act (Canada), where in this Note a rate of interest is to be calculated on the basis of a period of less than one year, the yearly rate of interest to which the said rate is equivalent is the said rate divided by the actual number of days in the period for which such calculation is made and multiplied by 365 days (or 366 days in the case of a leap year).

The obligations of the Purchaser under this Deferred Purchase Price Note are subordinated in right of payment, to the extent set forth in Section 2.03(c) of the Purchase Agreement, to the prior payment in full of all Capital, Yield and other obligations of the Purchaser under the Sale Agreement.

Notwithstanding any provision to the contrary in this Deferred Purchase Price Note or elsewhere, other than with respect to payments specifically permitted by Section 2.03(c) of the Purchase Agreement, no demand for any payment may be made hereunder, no payment shall be due with respect hereto and the Company shall have no claim for any payment hereunder prior to the occurrence of the Facility Termination Date and then only on the date, if ever, when all Capital, Yield and other obligations owing under the Sale Agreement shall have been paid in full.

In the event that, notwithstanding the foregoing provision limiting such payment, the Company shall receive any payment or distribution on this Deferred Purchase Price Note which is not specifically permitted by Section 2.03(c) of the Purchase Agreement, such payment shall be received and held in trust by the Company for the benefit of the entities to whom the obligations are owed under the Sale Agreement and shall be promptly paid over to such entities.

The Purchaser hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. Neither this Note, nor any right of the Company to receive payments hereunder, shall, without the prior written consent of the Purchaser and (so long as the Sale Agreement remains in effect or any amounts remain outstanding thereunder) the Company under the Sale Agreement, be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

BRP RECEIVABLES FUNDING, LLC

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE TO DEFERRED PURCHASE PRICE NOTE

Date	Addition to Principal Amount	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF NOTICES TO OBLIGORS AND INVOICE LEGENDS

With Respect to Bombardier-Nordtrac Oy:

Legend for Receivables (Finnish):

Bombardier-Nordtrac Oy on siirtänyt kaikki Teiltä olevat saatavansa, kaikkine niihin liittyvine oikeuksineen sekä siihen liittyvät vakuudet ja niiden tuotton, BRP Receivables Funding, LLC:lle (“Siirronsaaja”). Kaikkiin näihin saataviin liittyvät maksusuoritukset tulee suorittaa Siirronsaajalle, ellette myöhemmin saa Siirronsaajalta muuta kirjallista ohjetta. Maksu tulee suorittaa tilille numero [BANK AND ACCOUNT NUMBER].

English translation:

Bombardier-Nordtrac Ltd. has transferred all of its claims towards you, including all rights related thereto and all related security and guaranties and all proceeds thereof, to BRP Receivables Funding, LLC (the “Purchaser”). All payments pursuant to these receivable shall be made to the Purchaser unless you receive written notice to the contrary from the Purchaser. Payment shall be made to [BANK AND ACCOUNT NUMBER].

Notice for Receivables (Finnish):

Ilmoitamme täten, että tämän laskun mukainen saatava, sekä kaikki siihen liittyvät oikeudet sekä niihin liittyvät vakuudet ja niiden tuoton, on siirretty BRP Receivables Funding, LLC:lle (“Siirronsaaja”). Saatavaan liittyvät maksusuoritukset tulee suorittaa Siirronsaajalle, ellette myöhemmin saa Siirronsaajalta muuta kirjallista ohjetta. Maksu tulee suorittaa tilille numero [BANK AND ACCOUNT NUMBER].

English translation:

We hereby notify you that the receivable evidenced by the above-mentioned invoice, including all rights related thereto and all related security and guaranties and all proceeds thereof, have been transferred to BRP Receivables Funding, LLC (the “Purchaser”). Payment pursuant to this receivable shall be made to the Purchaser unless you receive written notice to the contrary from the Purchaser. Payment shall be made to [BANK AND ACCOUNT NUMBER].

With Respect to Bombardier Nordtrac AB:

Legend for Receivables (Swedish):

Vi får härmed informera er om att denna faktura samt samtliga säkerheter och garantier knutna till denna faktura, har överlåtits till BRP Receivables Funding, LLC (“Förvärvaren”). Betalning

B-l

enligt denna faktura kan med befriande verkan enbart ske till Förvärvaren. Betalning kan inte med befriande verkan ske till annan förutsatt att ni inte skriftligen informerats om annat av Förvärvaren, eller annan som företräder denne. Betalning skall erläggas till bankkonto nummer [●].

English translation:

We hereby notify you that the receivable evidenced by the above-mentioned invoice, all related security and guarantees and all proceeds thereof have been sold, assigned and transferred to BRP Receivables Funding, LLC (the “Purchaser”). Payment pursuant to this receivable shall be made to the Purchaser unless you receive written notice to the contrary from the Purchaser or on its behalf. Payment shall be made to bank account no. [●].

Notice for Receivables (Swedish):

Bombardier Nordtrac AB har överlåtit alla sina fordringar mot er, samt alla säkerheter och garantier knutna till dessa fordringar, till BRP Rececivables Funding, LLC (“Förvärvaren”). Betalning för dessa fordringar kan därför med befriande verkan enbart erläggas till Förvärvarens bankkonto nummer [●].

English translation:

Bombardier Nordtrac AB has transferred all its claims towards you to BRP Receivables Funding, LLC (the “Purchaser”) together with all related securities and guarantees. Payment of these claims can therefore not be made to any other party than to the Purchaser’s bank account no. [●].

With Respect to Bombardier Nordtrac AS:

Legend for Receivables (Norwegian):

Vi informerer Dem hermed om at denne faktura og samtlige sikkerheter vi har i forhold til D em e r o verført til BRP Receivables Funding, LLC ( “Erververen”). Frigjørende betaling av denne faktura kan kun skje til Erververen med mindre De skriftlig informert om annet av Erververen eller av noen som representerer Erververen. Betaling skal skje til bankkontonummer [●].

English translation:

We hereby notify you that the receivable evidenced by this invoice, all related security and guarantees and all proceeds thereof have been sold, assigned and transferred to BRP Receivables Funding, LLC (the “Purchaser”). Payment shall be made to bank account no. [●]. Payment of this invoice shall be made to the Purchaser unless you receive written notice to the contrary from the Purchaser or on its behalf.

B-2

Notice for Receivables (Norwegian):

Bombardier Nordtrac AS har overdratt alle sine fordringer mot Dem til BRP Receivables Funding, LLC (“Erververen”) sammen med samtlige sikkerheter vi har i forhold ti Dem. Betaling av disse fordringer kan dermed kun skje med frigjørende virkning til Erververens bankkonto nr. [●].

English translation:

Bombardier Nordtrac AS has transferred all of its claims towards you to BRP Receivables Funding, LLC (the “Purchaser”) together with all related securities and guaranties. Payment of these claims can therefore not be made to any other party than to the Purchaser’s bank account no. [●].

B-3

SCHEDULE I

DEPOSIT ACCOUNTS

Name and Address of Deposit Account Bank	Account Holders	Account Number

Sch. I-1

SCHEDULE II

Addresses of Sellers, Purchaser and Servicers

Sch. II-1

SCHEDULE III

Approved Obligors

Sch. III-1